SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PALMSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PALMSOURCE, INC.

1240 CROSSMAN AVENUE

SUNNYVALE, CA 94089

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 28, 2004

To the Stockholders of Palmsource, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PALMSOURCE, INC., a Delaware corporation (the “Company”), will be held on Thursday, October 28, 2004 at 10:00 a.m. local time at 1240 Crossman Avenue, Sunnyvale, California 94089 for the following purposes:

1. To elect two (2) directors to hold office until the 2007 Annual Meeting of Stockholders;

2. To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending May 27, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 15, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ DOREEN S. YOCHUM
Doreen S. Yochum
Secretary

Sunnyvale, California

September 23, 2004

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PALMSOURCE, INC.

1240 CROSSMAN AVENUE

SUNNYVALE, CA 94089

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

October 28, 2004

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of PalmSource, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on October 28, 2004, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 1240 Crossman Avenue, Sunnyvale, California 94089. The Company intends to mail this proxy statement and accompanying proxy card on or about September 24, 2004 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company has retained the services of Altman Group Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Altman Group may solicit proxies by personal interview, mail, telephone and electronic communications. The Company estimates that it will pay Altman Group its customary fee, estimated to be approximately $6,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Only holders of record of Common Stock at the close of business on September 15, 2004 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on September 15, 2004, the Company had outstanding and entitled to vote 15,165,102 shares of Common Stock.

Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by votes at the meeting or by proxy. A majority of the votes cast at the meeting (in person or by proxy) is required to approve the election of directors and any other items of business at the meeting. Broker “no-votes” and abstentions have no effect on the outcome of the vote for the election of directors or any other items. Broker “no-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular non-routine proposal because it has not received voting instructions from the beneficial owner. All votes will be tabulated by the inspector(s) of election appointed for the meeting.

Voting Via the Internet or by Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which the Company is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the stockholder.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in the Name of the Stockholder

Stockholders of record may grant a proxy to vote shares of Company Common Stock by using a touch-tone telephone to call 1-877-779-8683 or via the Internet by accessing the website http://www.eproxyvote.com/psrc. You will be required to enter a series of numbers that are located on your proxy card and the last four digits of your social security number or tax identification number. If voting via the Internet, you will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and you will be prompted to submit or revise them as desired. Votes submitted by telephone or via the Internet must be received before 10:00 a.m., Pacific Time, on October 28, 2004. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may go to http://www.proxyvote.com to grant a proxy to vote your shares by means of the Internet. Votes submitted via the Internet must be received before 10:00 a.m., Pacific Time, on October 28, 2004. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Annual Meeting. A beneficial owner who wishes to vote at the meeting must have an appropriate proxy from his or her broker or bank appointing that beneficial owner as attorney in fact for purposes of voting the beneficially held shares at the meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive office, 1240 Crossman Avenue, Sunnyvale, California 94089, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is May 27, 2005. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy, must have given written notice delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on May 27, 2005. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation and bylaws provide that the Board of Directors shall be divided into three classes, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) shall serve until the next election of the class for which such director has been elected and until his or her successor has been duly elected and qualified.

The Board of Directors presently has eight members and no vacancies. The Board will be reduced to seven members following the 2004 Annual Meeting with one vacancy. There are three (3) directors in the class whose term of office expires in 2004 (Betsy Rafael, Satjiv S. Chahil and Jean-Louis F. Gassée), and the Nominating and Corporate Governance Committee of the Board has nominated Ms. Rafael and Mr. Gassée to stand for reelection at the upcoming Annual Meeting. Mr. Chahil is retiring from the Board and will not stand for reelection. These nominees are currently directors of the Company who were previously elected by the Board of Directors. If elected at the Annual Meeting, each of these nominees would serve until the 2007 annual meeting and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal.

Each of the Company’s directors, other than Messrs. Nagel, Benhamou, Finocchio and Gassée, qualify as “independent” in accordance with the published listing requirements of the Nasdaq Stock Market. The Nasdaq independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, as further required by the Nasdaq rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the management of the Company. The Board composition currently does not and, at this time, is not required to, meet majority independence requirements of Nasdaq Amended Rule 4350(c)(1).

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that either of the nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Governance Committee may propose. Each of the nominees has agreed to serve if elected, and the Nominating and Governance Committee and management have no reason to believe that any of the nominees will be unable to serve.

Nominees For Election For A Three-Year Term Expiring At The 2007 Annual Meeting:

Betsy Rafael

Betsy Rafael, 43, was appointed to the Company’s Board of Directors in April 2004. Since April 2002, Ms. Rafael has been vice president, controller and principal accounting officer of Cisco Systems, Inc., a networking and communications company. From December 2000 to April 2002, Ms. Rafael served as executive vice president of finance and chief financial officer at Aspect Communications, a communications company. From April 2000 to November 2000, Ms. Rafael served as executive vice president and chief financial officer at Escalate, Inc., a private e-commerce applications service provider. Prior to Escalate, Ms Rafael served as senior vice president and chief financial officer at SGI, a computer graphics company. Ms. Rafael has a bachelor’s degree in accounting from Santa Clara University and is a Certified Public Accountant.

Jean-Louis F. Gassée

Jean-Louis F. Gassée, 60, was appointed to the Company’s Board of Directors in May 2002. From October 2002 to present, Mr. Gassée has served as a general partner at Allegis Capital, a venture capital firm. From January 2002 to October 2002, Mr. Gassée served as chief executive officer and a director of Computer Access Technology Corporation, or CATC, a global communication protocols expert company. Prior to CATC, in 1990, Mr. Gassée co-founded Be, Inc. and served as its president, chief executive officer and chairman of the board from October 1990 to December 2001. Prior to co-founding Be, from December 1980 to September 1990, Mr. Gassée served in numerous capacities, including president of Apple Products, at Apple Computer, Inc. Prior to Apple Computer, from 1979 to 1980, Mr. Gassée was president and general manager of the French subsidiary of Exxon Corporation, an energy and petrochemical provider, which now is ExxonMobil Corporation. Mr. Gassée currently serves on the board of directors of Electronics for Imaging, Inc. Mr. Gassée has a bachelor’s degree in mathematics and physics from Orsay University (France) and a master’s of science from the University of Paris (France).

The Board of Directors Recommends

a Vote in Favor of Each Named Nominee

Directors Continuing in Office Until the 2005 Annual Meeting:

Robert J. Finocchio

Robert J. Finocchio, 53, was appointed to the Company’s Board of Directors in May 2002. From 2000 to present, Mr. Finocchio has held various consulting and teaching positions. From July 1997 to July 1999, Mr. Finocchio served as president and chief executive officer of Informix Corporation, a database software provider which is now Ascential Software Corporation. Prior to Informix, from December 1988 until May 1997, Mr. Finocchio held various positions at 3Com, most recently serving as president, 3Com Systems. Prior to 3Com, from December 1978 to December 1988, Mr. Finocchio held various executive positions in sales and service at Rolm Corporation and IBM, which acquired Rolm in 1984. Mr. Finocchio currently serves on the board of directors of Pinnacle Systems, Inc., Echelon Corporation and Altera Corporation. Mr. Finocchio has a bachelor’s degree in economics from Santa Clara University and a master’s in business administration from Harvard Business School.

David C. Nagel

David C. Nagel, 59, has served as the Company’s President and Chief Executive Officer since December 2001. Mr. Nagel also has served as a director since December 2001. From September 2001 to December 2001, Mr. Nagel served as chief executive officer of Platform Solutions Group at Palm, Inc. (now palmOne, Inc.). Prior to Palm, from April 1996 to September 2001, Mr. Nagel was chief technology officer of AT&T Corp., a communications services corporation, President of AT&T Labs, a corporate research and development unit of AT&T, and chief technology officer of Concert, a partnership between AT&T and British Telecom. Prior to AT&T, from 1988 to 1996, Mr. Nagel held various positions at Apple Computer, a manufacturer of personal computing devices, the last of which was senior vice president, research and development. Mr. Nagel’s earlier positions at Apple Computer included general manager and vice president, Apple Soft, and vice president, Advanced Technology. Mr. Nagel currently is a member of the board of directors of Liberate Technologies, Inc. Mr. Nagel has a bachelor’s degree in engineering, a master’s degree in engineering and a Ph.D. in experimental psychology from the University of California, Los Angeles.

Directors Continuing In Office Until The 2006 Annual Meeting:

P. Howard Edelstein

P. Howard Edelstein, 50, was appointed to the Company’s Board of Directors in June 2003. Since July 2003, Mr. Edelstein has been president and chief executive officer of Radianz, Inc., an internet protocol-based networking company. From January 2002 to July 2003, Mr. Edelstein served as an entrepreneur in residence at

Warburg Pincus, LLC, a private equity and venture capital firm. Prior to Warburg Pincus, from June 1993 to April 2001, Mr. Edelstein served as president and chief executive officer of Thomson Financial ESG, a provider of technology-based workflow solutions to the global investment community, which now is OMGEO, a provider of global trade management services. Mr. Edelstein currently serves on the board of directors of Skillsoft Corporation. Mr. Edelstein has a bachelor’s degree in electrical engineering from the College of the City of New York and a master’s degree in electrical engineering from Stanford University.

John B. Shoven, Ph.D.

John B. Shoven, Ph.D., 57, was appointed to the Company’s Board of Directors in September 2002. From September 1973 to the present, Dr. Shoven has held various positions in the Economics Department of Stanford University. From September 1992 to the present, Dr. Shoven has served as the Charles R. Schwab Professor of Economics at Stanford University. Dr. Shoven also has served as the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research since November 1999 and he previously served in such position from 1989 to 1993. Dr. Shoven also has served as the West Coast Director of the National Bureau of Economic Research since December 1988. From 1993 to 1998, Dr. Shoven served as the Dean of the School of the Humanities and Sciences at Stanford University. From 1986 to 1989, Dr. Shoven held the position of Chairman of the Economics Department at Stanford University. Dr. Shoven currently serves on the board of directors of Cadence Design Systems, Inc., Watson Wyatt & Company and American Century (Mountain View Funds). Dr. Shoven has a bachelor’s degree in physics from the University of California, San Diego and a Ph.D. in economics from Yale University.

Retiring Directors:

Eric A. Benhamou

Eric A. Benhamou, 49, was appointed as Chairman of the Company’s Board of Directors in December 2001. From November 2003 to present, Mr. Benhamou has served as chairman and chief executive officer of Benhamou Global Ventures, a venture capital company. Mr. Benhamou served as interim chief executive officer of Palm (now palmOne) from November 2001 to November 2003. Prior to Palm, from September 1990 until December 2000, Mr. Benhamou served as chief executive officer of 3Com Corporation, a provider of voice and data networking products, services and solutions. Prior to 1990, Mr. Benhamou held a variety of senior management positions in engineering, operations and management at 3Com. Prior to 3Com, in 1981, Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. Prior to Bridge Communications, from 1977 to 1981, Mr. Benhamou served as project manager, software engineering manager and design engineer at Zilog, Inc., a designer, manufacturer and marketer of semiconductors for worldwide-embedded control markets. Mr. Benhamou currently serves on the board of directors of Cypress Semiconductor Corporation and RealNetworks, Inc. and is the chairman of the board of directors of palmOne and 3Com. Mr. Benhamou has a masters of science from Stanford University’s school of engineering and a Diplôme d’Ingénieur from Ecole Nationale Supérieure d’Arts et Métiers, Paris (France).

Satjiv S. Chahil

Satjiv S. Chahil, 53, was appointed to the Company’s Board of Directors in May 2002. From February 2000 to May 2002, Mr. Chahil served as chief marketing officer of Palm (now palmOne). Prior to Palm, from February 1999 to February 2000, Mr. Chahil was chief marketing officer and executive vice president of global marketing for Newbridge Networks Corporation, a distributor of networking products and systems, which was acquired by Alcatel in May 2000. Prior to Newbridge Networks, from July 1997 to February 1999, Mr. Chahil was the digital convergence advisor of Sony Electronics, Inc., a U.S. business unit of Sony Corporation focused on the manufacture, sale and marketing of consumer and professional audio and video equipment and other electronic components. Prior to Sony Electronics, from September 1988 to February 1997, Mr. Chahil served in various capacities, including senior vice president of worldwide marketing and the founding general manager of the New Media, Internet and Entertainment division, at Apple Computer. Prior to Apple Computer, from September 1976 to September 1988, Mr. Chahil held various international sales, marketing and general management positions at IBM and Xerox. Mr. Chahil currently serves on the board of directors of Universal Electronics, Inc. Mr. Chahil has a bachelor’s degree in commerce from Punjab University and a master’s degree in business from the American (Thunderbird) Graduate School of International Management.

Board Committees and Meetings

During the fiscal year ended May 28, 2004, the Board of Directors held 16 meetings and acted by unanimous written consent once. The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

During the fiscal year ended May 28, 2004, all directors attended at least 75% of the total meetings of the Board and of the committees on which each such director served and which were held during the period such director was a director or committee member.

It is the Company’s policy that all directors are encouraged to attend the Company’s Annual Meetings of Stockholders in person.

Audit Committee

The Audit Committee oversees the Company’s accounting and financial reporting processes and audits of its financial statements, including appointing and supervising its independent auditors; assists the Board in oversight and monitoring of: (i) the integrity of the Company’s financial statements; (ii) its compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, independence and performance; and (iv) the Company’s internal accounting and financial controls; prepares the report that the rules of the SEC require be included in the Company’s annual proxy statement; provides the Board with the results of its monitoring and recommendations derived therefrom; and provides the Board such additional information and materials as necessary to make the Board aware of significant financial matters that require the Board’s attention. In addition, the Audit Committee undertakes such other duties and responsibilities as the Board may from time to time prescribe. The Audit Committee has a written charter, a copy of which is attached as Appendix A to these proxy materials and can also be viewed on the Company’s corporate governance web page at www.palmsource.com under the “Investor Relations—Corporate Governance” section.

The Audit Committee consists of Ms. Rafael, Mr. Finocchio and Dr. Shoven, none of whom are employees of the Company. Ms. Rafael replaced Mr. Edelstein in April 2004 when Mr. Edelstein (also a non-employee) stepped down from the Audit Committee in order to provide the Audit Committee with the benefit of Ms. Rafael’s financial background. Ms. Rafael and Dr. Shoven qualify as independent directors under the listing standards of Nasdaq. Mr. Finocchio is not an independent director under the Nasdaq listing standards because his sister was, until October 28, 2003, an executive officer of Palm. Nasdaq’s listing standards permit the Company to appoint one non-independent director to the Audit Committee if the Company’s Board, under exceptional and limited circumstances, determines that membership on the Committee by a non-independent director is in the best interests of the Company and its stockholders. The Company believes that Mr. Finocchio’s broad experience and expertise in financial, accounting and corporate governance matters enable him to be a valuable asset to the Audit Committee, and therefore the Board has determined that Mr. Finocchio’s service on the Audit Committee is in the best interests of the Company and its stockholders.

The Audit Committee met six times during the last fiscal year and acted by unanimous written consent once. The Board has determined that all three members of the Audit Committee are “audit committee financial expert” as defined in rules promulgated by the SEC.

Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating the Company’s executive officer compensation plans, policies and programs, including compensation of the Company’s Chief

Executive Officer. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the proxy statement.

The Compensation Committee consists of Mr. Edelstein, Mr. Gassée and Dr. Shoven. It met six times during the last fiscal year and acted by unanimous written consent twice. The Compensation Committee has a written charter, which can be viewed on the Company’s corporate governance web page at www.palmsource.com under the “Investor Relations—Corporate Governance” section.

Two members of the Company’s Compensation Committee, Mr. Edelstein and Dr. Shoven, qualify as independent directors under the Nasdaq rules. Mr. Gassée is not independent under the Nasdaq listing standards because he received compensation in the form of options to purchase Palm common stock in connection with Palm’s acquisition of certain assets of Be, Inc. in November 2001. Nasdaq’s listing standards permit the Company to appoint one non-independent director to the Compensation Committee if the Company’s Board, under exceptional and limited circumstances, determines that membership on the Committee by a non-independent director is in the best interests of the Company and its stockholders. The Company believes Mr. Gassée’s professional experience and background enable him to be a valuable asset to the Compensation Committee, and therefore the Board has determined that Mr. Gassée’s service on the Compensation Committee is in the best interests of the Company and its stockholders.

Nominating and Governance Committee

The Nominating and Governance Committee has the responsibility of ensuring that the Board is properly constituted to meet its fiduciary obligations to the Company’s stockholders and to the Company, and that the Company has and follows appropriate governance standards. To carry out its purpose, the Nominating and Governance Committee: (i) assists the Board by identifying prospective director nominees and recommends to the Board the director nominees for election to the Board; (ii) develops and recommends to the Board the governance principles applicable to the Company; (iii) oversees the Board’s evaluation of directors and management; and (iv) recommends to the Board director nominees for each committee. In 2003, the Nominating and Governance Committee engaged Russell Reynolds Associates, Inc, an executive search firm, to help facilitate the screening and interview process of director nominees. The Nominating and Governance Committee has a written charter, which is available on the Company’s corporate governance web page at www.palmsource.com under the “Investor Relations—Corporate Governance” section.

The Nominating and Governance Committee consists of Mr. Benhamou, Mr. Edelstein and Dr. Shoven, none of whom are employees. It met four times during the last fiscal year and did not act by written consent. Two members of the Company’s Nominating and Governance Committee, Mr. Edelstein and Dr. Shoven qualify as independent directors under the Nasdaq rules. Mr. Benhamou, is not independent under the Nasdaq listing standards because while the Company was a wholly owned subsidiary of Palm, the Company paid a portion of Mr. Benhamou’s salary during his tenure as interim chief executive officer of Palm. Mr. Benhamou is retiring from the Company’s Board of Directors and the Nominating and Governance Committee.

A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in written correspondence by letter to the Company, attention of:

Chairman of the

Nominating and Governance Committee

PalmSource, Inc.

1240 Crossman Avenue

Sunnyvale, CA 94089

Such notice must include the candidate’s name, home and business contact information; detailed biographical data and relevant qualifications; a signed letter from the candidate confirming willingness to serve; information regarding any relationships between the candidate and the Company within the last three years; and evidence of the required ownership of Common Stock by the recommending stockholder.

A stockholder that instead desires to nominate a person directly for election to the Board of Directors at an annual or special meeting of the stockholders must meet the deadlines and other requirements set forth in the Company’s bylaws and the rules and regulations of the SEC. The Company’s bylaws require that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Secretary of the Company not less than 120 days prior to the anniversary date of the release of the Company’s proxy statement to stockholders in connection with the Company’s previous year’s annual meeting of stockholders. That notice must state the name and address of the nominating stockholder, the name and address of the nominee, and other information relevant to the nominee and the process for nomination as required by the Company’s bylaws. The Secretary of the Company will provide a copy of the bylaws upon request in writing from a stockholder.

When identifying and evaluating any individual recommended or offered for nomination to the Board, the Committee considers candidates recommended by stockholders in the same manner as candidates recommended to the Committee from other sources. In evaluating director candidates, including the members of the Board eligible for re-election, the Committee considers the current size and composition of the Board and the needs of the Board and the respective committees of the Board. The Committee also considers factors such as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest along with any other factors as the Committee may consider appropriate. The Committee requires that minimum qualifications be satisfied by any nominee for a position on the Board. These qualifications include: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Where the Committee determines that an additional or replacement director is required, the Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Committee, the Board or management.

Code of Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics (“Code”) that applies to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, as well as all employees and directors. The Code can be found at the Company’s website: http://www.palmsource.com under the “Investor Relations” link. The Company will provide a copy of the Code to any person, without charge, upon request. Such requests can be made in writing to the Company’s Corporate Secretary at 1240 Crossman Avenue, Sunnyvale, California 94089. To the extent permitted by the rules promulgated by the NASD, the Company intends to disclose any amendments to, or waivers from, the Code provisions applicable to the Company’s Chief Executive Officer and senior financial officers, including the Company’s Chief Financial Officer and controller, or with respect to the required elements of the Code on the Company’s website, http://www.palmsource.com, under the “Investor Relations” link.

Communications with the Board of Directors

If you wish to communicate directly with the Company’s independent directors, letters can be sent to the Corporate Secretary at 1240 Crossman Avenue, Sunnyvale, CA 94089. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. The Board of Directors will determine, after review of these communications, whether a response to any stockholder communication is necessary and whether further action is required. The Company’s Nominating and Governance Committee administers this procedure for stockholder communications with the Company’s independent directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS1

The Audit Committee of the Board of Directors provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with PricewaterhouseCoopers LLP, PalmSource’s independent auditors, the results of the year-end audit of the Company, including the audit report and audited financial statements.

In connection with its review of the Company’s audited financial statements for the fiscal year ended May 28, 2004, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee has determined that the provision of non-audit services rendered by PricewaterhouseCoopers LLP to the Company is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended May 28, 2004 for filing with the SEC. In addition, the Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal 2005.

The Audit Committee has adopted a written charter which is available on the Company’s corporate website at www.palmsource.com and in print upon request addressed to the Corporate Secretary at our corporate address.

During the 2004 fiscal year, the Audit Committee met with management and PricewaterhouseCoopers LLP and received the results of audit examination, evaluations of the Company’s internal controls and the overall quality of the Company’s financial organization and financial reporting. The Committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent auditors without the members of management present.

Audit Committee

Robert J. Finocchio, Chairperson
Betsy Rafael
John B. Shoven, Ph.D.

[1]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending May 27, 2005 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has been engaged to audit the Company’s financial statements since November 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

The Board of Directors Recommends

a Vote in Favor of Proposal 2

Audit Fees

During the last two fiscal years ended May 30, 2003 and May 28, 2004, respectively, the aggregate fees paid to PricewaterhouseCoopers LLP for the professional services rendered for the audit of the Company’s annual financial statements, audit of historical carve-out financial statements and for the reviews of the financial statements included in the Company’s Form 10-Q quarterly reports or registration statement, and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years were approximately $538,000 and $253,000, respectively.

Audit-Related Fees

“Audit-related” fees include assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements, such as reports on internal control, review of SEC filings, merger and acquisition due diligence and related services. The aggregate fees paid to PricewaterhouseCoopers LLP for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above were approximately $375,000 and $921,000 for the fiscal years ended May 30, 2003 and May 28, 2004, respectively.

Tax Fees

Tax fees include tax-related services, such as tax return review, preparation and compliance, as well as strategic tax planning services, including in connection with the Company’s international subsidiaries, and structuring of acquisitions. The aggregate fees paid to PricewaterhouseCoopers LLP for these services were none for the fiscal year ended May 30, 2003 and approximately $8,000 for the fiscal year ended May 28, 2004.

All Other Fees

Other than those described above, during the last two fiscal years ended May 30, 2003 and May 28, 2004, approximately $1,000 and $0, respectively, were paid to PricewaterhouseCoopers LLP for accounting research subscription service.

Pre-Approval Policies and Procedures

The Audit Committee meets with the Company’s independent auditors to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with the Company’s independent auditors, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to the Company’s earnings announcements, to review the results of their work. As appropriate, management and the Company’s independent auditors update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of the Company’s outside auditors to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee in advance.

Auditors’ Independence

The Audit Committee has determined that the rendering of all the aforementioned services by PricewaterhouseCoopers LLP was compatible with maintaining the auditors’ independence. During the fiscal year ended May 28, 2004, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers LLP was provided by persons other than PricewaterhouseCoopers LLP’s full-time permanent employees.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of August 31, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock. Unless otherwise indicated, the address of each of the beneficial owners listed in this table is: c/o PalmSource, Inc., 1240 Crossman Avenue, Sunnyvale, California 94089.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Fred M. Alger III c/o Fred Alger Management, Inc. 111 Fifth Avenue, New York, NY 10003(2)	2,057,919	13.6%
David C. Nagel(3)	645,499	4.2
Lamar Potts(4)	49,018	*
David A. Limp(5)	75,635	*
Doreen S. Yochum(6)	100,925	*
Gabriele R. Schindler(7)	87,777	*
Eric A. Benhamou	18,733	*
Satjiv S. Chahil(8)	10,630	*
P. Howard Edelstein	400	*
Robert J. Finocchio(8)	9,175	*
Jean-Louis F. Gassée(8)	9,000	*
John B. Shoven, Ph.D.(8)	9,000	*
Betsy Rafael	—	*
All directors and executive officers as a group (14 persons)(9)	1,177,912	7.6%

*	Less than one percent.
(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 15,149,910 shares of the Company’s Common Stock outstanding as of August 31, 2004, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after August 31, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Based on a Schedule 13G dated July 23, 2004 filed with the SEC by Fred Alger Management, Inc.
(3)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 268,445 and 212,723, respectively.
(4)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 25,256 and 16,404, respectively.
(5)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 42,958 and 32,677, respectively.
(6)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 43,794 and 27,935, respectively.
(7)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 40,904 and 24,376, respectively.
(8)	Includes options to acquire shares exercisable within 60 days of August 31, 2004 of 9,000.
(9)	Includes shares subject to repurchase by the Company and options to acquire shares exercisable within 60 days of August 31, 2004 of 510,525 and 419,053, respectively.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with Sony

Software License Agreement

Effective as of November 12, 1999, Palm and Sony Corporation entered into a software license agreement, as amended, under which Sony received a royalty-bearing license to use Palm OS® in Sony’s handheld computing or communications products, subject to the compatibility and certification requirements for Palm OS. The license was assigned to the Company as part of its separation from Palm and, effective October 7, 2002, the Company entered into Amendment No. 6 to software license agreement with Sony, referred to as “Amendment No. 6.” Under Amendment No. 6, Sony may examine and make specified types of modifications to the source code for Palm OS, subject to the compatibility and certification requirements for Palm OS. Amendment No. 6 also provides terms under which the Company receives ownership of modifications made by Sony and a perpetual, royalty-free license to pre-existing Sony materials incorporated by Sony into Palm OS, with the right to sublicense as part of the Company’s products. The term of Amendment No. 6 expires in October 2012. Under the terms of this agreement, the Company had revenues from Sony of $8.2 million for the fiscal year ended May 28, 2004.

Business Collaboration Agreement

Effective October 7, 2002, the Company entered into a business collaboration agreement with Sony under which the parties agreed to share certain information regarding ongoing product development activities, product and research and development plans and other specified business activities and, for a period of at least three years, to establish mutually agreed written co-development plans for potential areas of joint development, with at least one active mutually agreed co-development project at any given time. Under the business collaboration agreement, all co-development will be subject to a definitive written co-development agreement that will be mutually agreed by the parties prior to the commencement of the respective project(s), and will provide the Company with ownership of modifications made by Sony to Palm OS, and a perpetual, royalty-free license to pre-existing materials incorporated by Sony into Palm OS, with the right to sublicense as part of the Company’s products. Under the business collaboration agreement, prior to October 7, 2003, the Company was prohibited from engaging another licensee of Palm OS as a development partner under a joint development agreement to participate in a co-development program for new versions of Palm OS, where the licensee would have developed material portions of the source code for the new versions of Palm OS and would have had the right to access and modify all or substantially all of the source code of Palm OS for the execution of such co-development program. Under the business collaboration agreement, from October 7, 2003 until October 7, 2005, the Company will not engage more than two development partners meeting the above requirements in addition to Sony and will first offer to discuss new projects with Sony prior to engaging such additional development partners. Sony has agreed that these provisions shall not restrict the Company from conducting development and other activities in the ordinary course of the Company’s business as of the effective date of the business collaboration agreement and as similar activities thereto that may be conducted in the future. The business collaboration agreement expires in October 2012, but may be terminated earlier upon the occurrence of various termination events.

Series A Preferred Stock Financing

In October 2002, the Company sold an aggregate of 3,333,333 shares of the Company’s Series A preferred stock at a purchase price of $6.00 per share to Sony, which converted into 666,666 shares of the Company’s Common Stock upon the Company’s separation from Palm. In connection with the sale of the Series A preferred stock, the Company entered into a registration and information rights agreement, pursuant to which Sony has registration and other rights with respect to the underlying shares of the Company’s Common Stock. Until April 2004, Sony was a 5% stockholder of the Company.

Relationship with 3Com

Prior to July 2000, Palm was a wholly owned subsidiary of 3Com Corporation. The retiring chairman of the Company’s Board of Directors, Eric Benhamou, is also the chairman of the board of directors of 3Com. The Company recorded no revenues for the fiscal year ended 2004 under the terms of a software license agreement with 3Com.

Relationship with palmOne

Effective as of the separation date, the Company entered into a number of license agreements with palmOne, including a software license agreement. Subsequent to that date, some of these agreements were amended and additional agreements entered into. Under the terms of these agreements, the Company had total revenues from palmOne of $38.9 million for the fiscal year ended May 28, 2004. In June 2003, palmOne and the Company amended and restated the software license agreement. This agreement expires in December 2006. The agreement establishes minimum annual license and royalty commitments for palmOne, which were $37.5 million for the contract year ended on December 3, 2003 and are $39.0 million for the contract year ending on December 3, 2004.

Royalties. The software license agreement also sets forth fees for bundled sales and stand-alone sales of products with respect to the operating system software and additional applications, which fees are calculated based on percentages of net revenues and/or a per unit basis. The royalty rate for net revenues from Palm Powered™ products that use the operating system software as its primary operating system decreases from 4.5% to 3.5% over the term of the agreement. The royalties that apply to the operating system software and certain additional applications when sold on a stand-alone basis range from 5% to 40%, with minimum royalties of up to $4 per unit. In addition, palmOne pays the Company a non-refundable royalty of $6.0 million for the source code licenses for the period of June 4, 2003 to December 3, 2006, payable in three annual installments, $2.0 million of which was paid on each of June 4, 2003 and June 4, 2004 and $2.0 million of which is payable on June 4, 2005.

Maintenance and Support Fees. The software license agreement provides for annual maintenance and support fees with respect to the operating system software and certain additional applications, subject to increase after the first contract year by up to 10% per year.

Minimum Annual Payment. palmOne is obligated to make a minimum annual payment of certain royalties and support and maintenance fees. If palmOne does not reach the minimum annual payments set forth in the software license agreement in any contract year, palmOne must make a payment equal to the amount of the shortfall. The minimum annual payment for contract year 2003 was $37.5 million, contract year 2004 is $39.0 million, contract year 2005 is $41.0 million and contract year 2006 is $42.5 million, with each contract year ending on December 3.

Relationship of the Company’s Directors with palmOne

The retiring chairman of the Company’s Board of Directors, Eric Benhamou, is also the chairman of the board of directors of palmOne. Satjiv S. Chahil, one of the Company’s retiring directors, consults for palmOne. The Company’s President and Chief Executive Officer, David Nagel, was a director of palmOne until the separation of the two companies in October 2003.

Consulting Agreement with One of the Company’s Directors

Mr. Chahil entered into a consulting agreement with the Company effective as of August 1, 2003 to provide services to the Company for four days per month. The initial term of the agreement, which ended July 31, 2004, was renewed for an additional one year. Under the terms of the consulting agreement, Mr. Chahil is paid $11,200 per month for consulting services outlined by the Company’s Chief Executive Officer. These services include: (i) developing the Company’s business in India; (ii) developing current market for the Company’s products in Japan, including, but not limited to, obtaining additional business from Sony and making introductions to Toshiba,

Sharp and other key Japanese companies; and (iii) penetrating the entertainment business and making a market for Palm Powered products and software.

Guaranteed Payment to the Company’s Chief Executive Officer

In September 2001, David Nagel, the Company’s President and Chief Executive Officer, received two restricted stock grants to purchase an aggregate of 7,500 shares of Palm common stock (as adjusted for Palm’s October 2002, one for 20 reverse stock split) under a two-year vesting schedule subject to vesting restrictions and a guarantee that the fair market value of the 7,500 shares of Palm common stock would be $2.0 million at September 2003. The guaranteed amount was recorded ratably over the vesting period. Pursuant to the terms of this arrangement, Mr. Nagel received a cash payment from the Company on September 15, 2003 of $1,845,725, the difference between $2.0 million and the fair market value of 7,500 shares of Palm common stock on September 15, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 28, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION OF DIRECTORS

The Company reimburses its directors for costs associated with attending Board meetings and each non-employee director receives an annual retainer fee of $20,000, paid on a quarterly basis, plus $3,500 for each Board or committee meeting attended that lasts four or more hours and $1,500 for each Board or committee meeting attended that lasts less than four hours. In addition, the chairperson of the Audit Committee receives an annual fee of $10,000 and the chairpersons of each of the Compensation and Nominating and Governance Committees, receive an annual fee of $5,000.

The Company granted certain non-employee members of the Board nonstatutory stock options to purchase shares of its Common Stock. With the exception of the Chairman of the Board, who received 30,000 shares, each of the Company’s non-employee directors serving at the time of the Company’s separation from Palm received the grant of an option to purchase 20,000 shares of the Company’s Common Stock on November 7, 2003 at an exercise price of $36.50 per share. These options vest 25% on each of the first four anniversaries of the date of grant, provided that the director still serves on the Board. Each option will fully vest upon the death of the director.

New non-employee directors receive a grant of an option to purchase 20,000 shares of the Company’s Common Stock upon joining the Board. These options vest 25% on each of the first four anniversaries of the date of grant, provided that the director still serves on the Board. In addition, all non-employee directors who have served for the Company’s entire fiscal year, including the last business day, receive on the last business day of the fiscal year beginning in 2004 an annual option grant to purchase 10,000 shares, which vests 100% on the one year anniversary of the date of grant provided that the director still serves on the Board.

The Board annually evaluates and considers whether to modify or maintain the compensation program of the non-employee directors.

EXECUTIVE OFFICERS

David C. Nagel, 59, has served as the Company’s President and Chief Executive Officer since December 2001. Mr. Nagel also has served as a director since December 2001. From September 2001 to December 2001, Mr. Nagel served as chief executive officer of Platform Solutions Group at Palm. Prior to Palm, from April 1996 to September 2001, Mr. Nagel was chief technology officer of AT&T Corp., a communications services corporation, President of AT&T Labs, a corporate research and development unit of AT&T, and chief technology officer of Concert, a partnership between AT&T and British Telecom. Prior to AT&T, from 1988 to 1996, Mr. Nagel held various positions at Apple Computer, a manufacturer of personal computing devices, the last of which was senior vice president, research and development. Mr. Nagel’s earlier positions at Apple Computer included general manager and vice president, Apple Soft, and vice president, Advanced Technology. Mr. Nagel currently is a member of the board of directors of Liberate Technologies. Mr. Nagel has a bachelor’s degree in engineering, a master’s degree in engineering and a Ph.D. in experimental psychology from the University of California, Los Angeles.

David A. Limp, 38, has served as the Company’s Senior Vice President of Corporate and Business Development since June 2003. Prior to the Company, from July 1997 to August 2002, Mr. Limp served as executive vice president and chief strategy officer and as vice president of marketing of Liberate Technologies, a provider of infrastructure software and services for cable and telecommunications networks. Prior to Liberate Technologies, from 1996 to 1997, Mr. Limp was vice president of marketing for Navio Communications, Inc., an Internet software company that was acquired by Liberate Technologies in 1997. Prior to that role, from 1988 to 1996, Mr. Limp held various positions at Apple Computer, the last of which was director of the North and South American PowerBook division. Mr. Limp has bachelor’s degrees in computer science and mathematics from Vanderbilt University and a master’s degree in management from Stanford University, Graduate School of Business.

Lamar Potts, 50, has served as the Company’s Vice President of Worldwide Licensing and Sales since December 2002. Prior to that role, from July 2002 to December 2002, Mr. Potts served as the Company’s Vice President of Licensing Sales. Prior to the Company, from July 2001 to June 2002, Mr. Potts was vice president of worldwide licensing sales for Insignia Solutions plc, a provider of software solutions for mobile devices. Prior to Insignia Solutions, from February 1999 to July 2001, Mr. Potts served as vice president of business development and later vice president of worldwide licensing sales for Be, a developer of computer operating systems. Prior to Be, from June 1997 to February 1999, Mr. Potts was the owner and principal of LP Resource Group, a business development and technology licensing consulting company. Prior to LP Resource Group, from March 1986 to May 1997, Mr. Potts held various positions at Apple Computer, including vice president of licensing, financial services manager, director of worldwide financial services and director of research and development technology licensing. Mr. Potts has a bachelor’s degree in liberal arts from West Georgia College.

Gabriele R. Schindler, 46, has served as the Company’s Senior Vice President of Worldwide Marketing since April 2002. Prior to the Company, from December 1996 to January 2002, Ms. Schindler was vice president of marketing and industry relations of AT&T Labs. Prior to AT&T Labs, from January 1996 to December 1996, Ms. Schindler was senior director of worldwide communications at Apple Computer. Prior to Apple Computer, from June 1988 to March 1994, Ms. Schindler was a principal at Regis McKenna Inc., a marketing consulting firm. Ms. Schindler has a bachelor’s degree in communications from San Jose State University.

Lawrence Slotnick, 53, has served as the Company’s Chief Products Officer since June 2003. Prior to the Company, from March 2002 to March 2003, Mr. Slotnick was sole proprietor of a technology management consulting business. Prior to his sole proprietorship, from April 2001 to March 2002, Mr. Slotnick served as senior vice president of engineering at Pixo, Inc., a provider of telecommunications software products for handsets and wireless services. Prior to Pixo, from May 1999 to February 2001, Mr. Slotnick served as vice president of engineering at Noosh, Inc., a provider of web-based commercial print procurement products. Prior to Noosh, from March 1997 to May 1999, Mr. Slotnick held several roles at Apple Computer, including vice president of engineering. Prior to Apple Computer, from July 1995 to March 1997, Mr. Slotnick was vice president of engineering of Octel Communications Corporation, a provider of voice, fax and electronic messaging technologies that was acquired by Lucent Technologies in September 1997. Prior to Octel Communications, from March 1991 to June 1995, Mr. Slotnick was vice president of product development of Claris, a subsidiary of Apple Computer focused on database software. Mr. Slotnick has a bachelor’s degree in computer science and a master’s degree in electrical engineering and computer science from the University of California, Berkeley.

Albert J. Wood, 47, has served as the Company’s Chief Financial Officer since October 2002 and the Company’s Treasurer since December 2002. Prior to the Company, from March 2001 to October 2002, Mr. Wood was chief financial officer of Insignia Solutions. Prior to Insignia Solutions, from June 1999 to March 2001, Mr. Wood was chief financial officer of Cohera Solutions, Inc., a catalog management and content integration software provider acquired by PeopleSoft, Inc. in August 2001. Prior to Cohera, from December 1997 to June 1999, Mr. Wood was vice president of finance for Indus International, Inc., a provider of software for asset and customer management. Prior to Indus International, from September 1996 to December 1997, Mr. Wood was controller of Prism Solutions, Inc., an enterprise solutions provider acquired by Ardent Software, Inc., in January 1999. Prior to Prism Solutions, Mr. Wood held various senior finance positions at Pyramid Technology Corporation, a subsidiary of Siemens-Nixdorf specializing in UNIX computer manufacturing, and Oracle Corporation, a supplier of software for enterprise information management. Mr. Wood has a bachelor’s degree in psychology from Chico State University and a master’s in business administration from San Jose State University.

Doreen S. Yochum, 56, has served as the Company’s Chief Administrative Officer since January 2002 and the Company’s Secretary since December 2002. Prior to the Company, from 1996 to 2002, Ms. Yochum was vice president and chief operating officer of AT&T Labs. Prior to AT&T’s trivestiture, which spun off NCR and Lucent Technologies, Inc. from AT&T, from 1994 to 1996, Ms. Yochum was vice president of human resources and business planning in the Chief Information Technology Services organization of AT&T Labs. Prior to that role, from 1990 to 1993, Ms. Yochum was vice president and chief operating officer of AT&T’s Microelectronics Interconnection Technologies business. Ms. Yochum has a bachelor’s degree in history from Wilson College.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended May, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its four other most highly compensated executive officers at May 28, 2004, also referred to as the Named Executive Officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards							All Other Compensation ($)(2)
					PalmSource Restricted Stock Awards ($)(1)		palmOne Restricted Stock Awards ($)		Securities Underlying palmOne Options (#)	Securities Underlying PalmSource Options (#)
Name and Principal Position	Year	Salary ($)		Bonus ($)
David C. Nagel President and Chief Executive Officer	2004 2003 2002	620,000 620,000 432,213	(14)	— 100,000 100,000	8,042,075 — —	(3)	— — 426,000	(4)	— — 2,750	523,563 — 780,000	(5)	7,690 6,011 3,902

David A. Limp Senior Vice President of Corporate and Business Development	2004 2003 2002	284,091 — —	(6)	— — —	817,599 — —	(7)	— — —		— — —	130,709 — —		8,045 — —

Lamar Potts (8) Vice President of Worldwide Licensing and Sales	2004 2003 2002	225,000 206,250 —	(9)	95,409 74,500 —	579,927 — —	(10)	— — —		— 1,250 —	49,212 — —		5,335 660 —

Gabriele R. Schindler Senior Vice President of Worldwide Marketing	2004 2003 2002	275,000 274,999 —		— 128,400 —	1,225,387 — —	(11)	— — —		— — 3,750	90,007 — 120,000	(5)	2,619 2,829 75

Doreen S. Yochum Chief Administrative Officer and Secretary	2004 2003 2002	278,659 310,000 105,023	(13)	— 124,000 200,000	1,311,981 — —	(12)	— — —		— — 2,500	83,809 — 120,000	(5)	7,204 11,151 —

(1)	At May 28, 2004, there were 799,584 shares of restricted stock held by persons named in the table above, with a value of $16,190,776 based on the Company’s closing market price of $20.25 on that date. The restricted stock shown in the table above vest as follows: 50% on the first anniversary following the grant date of August 4, 2003, and the remaining 50% on the second anniversary following the grant date. These shares are entitled to receive dividends, if and when declared by the Company.
(2)	Includes group term life insurance premiums paid by the Company, Company matching contributions to the 401(k) plan and payments in lieu of participating in the Company’s medical benefit programs. With respect to Mr. Nagel, all other compensation includes group life insurance premiums and, in fiscal year 2004, matching contributions to the 401(k) plan of $1,550. With respect to Mr. Limp, all other compensation includes group life insurance premiums of $545 and matching contributions to the 401(k) plan of $7,500. With respect to Mr. Potts, all other compensation includes group life insurance premiums and, in fiscal year 2004, matching contributions to the 401(k) plan of $4,455. With respect to Ms. Schindler, all other compensation includes group life insurance premiums and, in fiscal year 2004 and 2003, matching contributions to the 401(k) plan of $1,719 and $2,104, respectively. With respect to Ms. Yochum, all other compensation includes group life insurance premiums, matching contributions to the 401(k) plan of $3,185 and $9,198 in fiscal years 2004 and 2003, respectively, and payments in lieu of participating in the Company’s medical benefit programs of $1,200 and $850 in fiscal years 2004 and 2003, respectively.
(3)

Consists of 536,890 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The Company’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2004 was $10,871,485 based on the Company’s closing market price of $20.25 on May 28, 2004.
(4)	Consists of 7,500 shares of restricted stock of Palm granted to Mr. Nagel on September 14, 2001, which had a fair market value, net of the purchase price, of $426,000 as of such date. In Mr. Nagel’s offer letter, Palm guaranteed that the fair market value of these 7,500 shares of Palm common stock would be $2.0 million two years from his employment start date. Mr. Nagel received a cash payment of $1,845,725 from the Company on September 15, 2003.
(5)	These options were returned to the Company as part of the stock option exchange program. See the section titled “—Option Exchange Program.”
(6)	Mr. Limp joined the Company in June of 2003. His annualized salary for a full fiscal year 2003 was $300,000.
(7)	Consists of 54,583 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The Company’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2004 was $1,105,251 based on the Company’s closing market price of $20.25 on May 28, 2004.
(8)	Mr. Potts’ bonus amounts include payments of commissions.
(9)	Mr. Potts joined the Company in December 2002. His annualized salary for a full fiscal year 2002 was $225,000.
(10)	Consists of 38,716 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The Company’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2004 was $783,960 based on the Company’s closing market price of $20.25 on May 28, 2004.
(11)	Consists of 81,807 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The Company’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2004 was $1,656,510 based on the Company’s closing market price of $20.25 on May 28, 2004.
(12)	Consists of 87,588 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The Company’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2004 was $1,773,569 based on the Company’s closing market price of $20.25 on May 28, 2004.
(13)	Ms. Yochum joined the Company in January 2002. Her annualized salary for a full fiscal year 2002 was $310,000.
(14)	Mr. Nagel joined the Company in September 2001. His annualized salary for a full fiscal year 2002 was $620,000.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended May 28, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%($)	10%($)
David C. Nagel	523,563	20.97%	$18.42	2/2/2014	$6,065,080	$15,370,101
Lamar Potts	49,212	1.97%	36.50	11/7/2013	1,129,644	2,862,741
David A. Limp	130,709	5.24%	36.50	11/7/2013	3,000,380	7,603,552
Doreen S. Yochum	83,809	3.36%	18.42	2/2/2014	970,863	2,460,359
Gabriele R. Schindler	90,007	3.61%	18.42	2/2/2014	1,042,663	2,642,312

(1)	Stock options generally vest monthly over a two-, three- or a four-year period and expire ten years from the date of grant, or earlier upon termination of employment, death or disability of the optionee.
(2)	Based on options to purchase 2,496,144 shares of the Company’s Common Stock granted to employees in the fiscal year ended May 28, 2004.
(3)	All options were granted at the fair market value of the Company’s Common Stock on the date of grant.
(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company’s estimate or projection of the future Common Stock price.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at May 28, 2004 (#)		Value of Unexercised In-the-Money Options at May 28, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Nagel	—	—	103,647	419,916	$189,674	$768,446
Lamar Potts	—	—	8,201	41,011	—	—
David A. Limp	—	—	16,338	114,371	—	—
Doreen S. Yochum	—	—	10,475	73,334	19,169	134,201
Gabriele R. Schindler	—	—	11,250	78,757	20,588	144,125

(1)	The valuations are based on the fair market value of the Company’s Common Stock on May 28, 2004 of $20.25 minus the exercise price of the options.

Option Exchange Program

In connection with the Company’s separation from Palm, the Company offered certain of its key executives the opportunity to exchange outstanding Company stock options for new grants of: (i) Company restricted stock and (ii) Company nonstatutory stock options.

The following table shows, for each eligible key executive, the stock option grant that was tendered by the executive in exchange for the opportunity to receive the restricted stock grant and the stock option grant made to the executive:

Executive	Shares Subject to Cancelled Options	Shares of Restricted Stock Granted	Shares Subject to New Options
David C. Nagel	780,000	536,890	523,563
Gabriele R. Schindler	120,000	68,057	90,007
Doreen S. Yochum	120,000	72,088	83,809

Total	1,020,000	677,035	697,379

The terms of the restricted stock and options are:

Grant Date. The shares of restricted stock reflected in the foregoing table were granted on August 4, 2003. The new options reflected in the foregoing table were granted on February 2, 2004.

Exercise and Purchase Price. The per share exercise price for new options was $18.42, the fair market value of a share of the Company’s Common Stock on the date of grant. The purchase price for a share of restricted stock was $0.001.

Vesting Schedule. The Company has a repurchase option on the restricted stock that lapses as to: (i) 50% of the shares on the first anniversary following the grant date; and (ii) 50% of the shares on the second anniversary following the grant date. Each new option grant vests monthly over two years following the date of grant.

10-YEAR OPTION REPRICINGS

Name of Executive Officer	Date of Repricing(1)	Number of Securities Underlying Options Repriced (#)(2)	Market Price of Stock at Time of Repricing ($)(1)	Exercise Price at Time of Repricing ($)	New Exercise Price ($)	Length of Original Option Term Remaining at Date of Repricing(3)
David C. Nagel	02/02/2004	523,563	18.42	40.00	18.42	8.78 years
Gabriele R. Schindler	02/02/2004	90,007	18.42	40.00	18.42	8.78 years
Doreen S. Yochum	02/02/2004	83,809	18.42	40.00	18.42	8.78 years

(1)	Represents the date on which new options were granted to the officers in exchange for options surrendered for cancellation at least six months and one day prior to that date.
(2)	For additional details with respect to the number of securities underlying options repriced, see section titled “—Option Exchange Program.”
(3)	Calculated based on the length of time between the date these options were surrendered for cancellation on August 1, 2003 and the termination date of those options.

Waiver Grants

In connection with the separation from Palm, the Company offered certain of its key executives the opportunity to waive their rights to promised Company stock option grants for new grants of: (i) Company restricted stock; and (ii) Company nonstatutory stock options. The following table shows, for each eligible key executive, the promised option grant that was waived by such executive in exchange for the opportunity to receive the restricted stock grant and the stock option grant made to the executive:

Executive	Shares Subject to Option Grant Waived	Shares of Restricted Stock Granted	Shares Subject to New Options Granted
David A. Limp	126,600	41,583	130,709
Lamar Potts	22,000	31,291	49,212
Lawrence Slotnick	126,600	41,583	130,709
Albert J. Wood	60,000	55,843	108,785

Total	335,200	170,300	419,415

The terms of the restricted stock and options that were granted are:

Grant Date. The new shares of restricted stock reflected in the foregoing table were granted on August 4, 2003. The new options reflected in the foregoing table were granted on November 7, 2003.

Exercise and Purchase Price. The exercise price for new options was $36.50 per share, the fair market value of a share of then Company’s Common Stock on the date of grant. The purchase price for a share of restricted stock was $0.001.

Vesting Schedule. The Company has a repurchase option on the restricted stock that lapses as to: (i) 50% of the shares on the first anniversary following the grant date; and (ii) 50% of the shares on the second anniversary following the grant date. Each option vests monthly from the date of grant over the time period specified in the following table:

Executive	Vesting Time
David A. Limp	4 years
Lamar Potts	3 years
Larry Slotnick	4 years
Albert J. Wood	3 years

Executive Restricted Stock Bonus Grants

In connection with the separation from Palm, the Company granted certain of its key executives shares of restricted stock as a bonus. The following table shows, for each key executive, the number of shares granted.

Executive	Shares
David A. Limp	13,000
Lamar Potts	7,425
Gabriele R. Schindler	13,750
Lawrence Slotnick	11,000
Albert J. Wood	12,500
Doreen S. Yochum	15,500

Total	73,175

The terms of the restricted stock granted are:

Grant Date. Shares of bonus restricted stock were granted on August 4, 2003.

Purchase Price. The purchase price for a share of bonus restricted stock was $0.001.

Vesting Schedule. The Company has a repurchase option on the restricted stock at the $0.001 per share that lapses as to: (i) 50% of the shares on the first anniversary following the grant date; and (ii) 50% of the shares on the second anniversary following the grant date.

Other Information. Messrs. Limp and Slotnick were promised these grants in connection with the commencement of their employment. In exchange for their restricted stock bonus grants, Messrs. Limp and Slotnick were required to waive all additional rights they had to receive a grant of restricted stock in connection with the commencement of their employment.

Equity Compensation Plan Information

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of the end of the fiscal year ended May 28, 2004.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (A))(1)(2)
Equity compensation plans approved by security holders	1,635,770	$26.8489	1,440,267
Equity compensation plans not approved by security holders	—	—	—

Total	1,635,770	$26.8489	1,440,267

(1)	Includes 371,668 shares reserved for issuance pursuant to the Company’s Employee Stock Purchase Plan. The ESPP provides for annual increases in the number of shares available for issuance on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 180,000 shares; (ii) 1.5% of the outstanding Common Stock on the immediately preceding date; or (iii) an amount determined by the Board of Directors.
(2)	The Company’s 2003 Equity Incentive Plan provides for annual increases in the number of shares available for grant on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 5% of the outstanding shares of common stock on the immediately preceding date; (ii) 1,000,000 shares; or (iii) an amount determined by the Board of Directors.

Employment and Change of Control Agreements

David C. Nagel is the Company’s President and Chief Executive Officer and is a member of the Company’s Board of Directors.

Under the terms of his employment arrangement, Mr. Nagel’s annual base compensation is $620,000 and he is eligible for a cash bonus pursuant to the Company’s discretionary bonus plan. Mr. Nagel received two separate stock option grants to purchase an aggregate of 780,000 shares of the Company’s Common Stock with an exercise price per share equal to $40.00. Mr. Nagel returned these options to the Company as part of the stock option exchange program. See the section titled, “—Option Exchange Program.” In addition, on September 14, 2001, Mr. Nagel received two restricted stock grants for an aggregate of 7,500 shares of Palm common stock, which had a guaranteed value of $2.0 million on September 14, 2003. The first restricted stock grant of 2,500 shares vested on the second anniversary of the date of grant. The second restricted stock grant of 5,000 shares vested at the rate of 50% per year. The total fair market value of the 7,500 shares of restricted stock as of September 14, 2003 was less than the $2.0 million guaranteed value as of that date. Mr. Nagel received a $1,845,725 cash payment from the Company on September 15, 2003, which amount equals the difference between the $2.0 million guaranteed value and the actual value of 7,500 shares of the Company’s common stock on that date. Finally, Mr. Nagel was paid a sign-on/retention bonus of $200,000.

Mr. Nagel also entered into a Severance Agreement with the Company which provides that, in the event that Mr. Nagel is involuntarily terminated without cause (as defined in the agreement) or he resigns for good reason (as defined in the agreement) and he signs a release and complies with all terms of the agreement, he will be entitled to receive a severance payment equal to: (i) 200% of his then current annual salary; (ii) his then current annual bonus calculated at 100% of target in a lump sum; (iii) acceleration of the vesting of his Company stock option grant and his restricted stock grants as if he had continued as an employee for two additional years following the date of termination; (iv) continued payment of all medical, dental and related benefits for two years following the date of termination; (v) any required cash payment if the restricted stock grants are less than

$2.0 million on the date of termination, and such amount has not been paid; (vi) a prorated annual bonus calculated at 100% of target or greater percentage, if applicable, for the year in which the termination occurs; and (vii) unpaid base salary, accrued but unused paid time off, unreimbursed expenses and any other benefits due. In addition, the Severance Agreement provides that if the severance and other benefits provided for by the agreement, or otherwise, constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Nagel will receive: (i) a payment sufficient to pay such excise tax, and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by the Company to him.

David A. Limp is the Company’s Senior Vice President of Corporate and Business Development.

Under the terms of his employment arrangement, Mr. Limp’s annual base compensation is $300,000 and he is eligible for a discretionary bonus of up to 50% of his base salary. Mr. Limp was promised a stock option grant to purchase up to 126,600 shares of the Company’s Common Stock with an exercise price per share equal to the fair market value on the grant date. This option would have been subject to four year vesting with 25% of the shares vesting the first year after the vesting commencement date and monthly vesting thereafter. Mr. Limp also was promised a restricted stock grant of 2,600 shares of the Company’s Common Stock at a per share purchase price of $0.001 on the first business day following 30 days after the closing of the separation from Palm. Mr. Limp waived his right to the stock option grant and the restricted stock grant and received replacement grants. See the sections titled, “—Waiver Grants” and “—Executive Restricted Stock Bonus Grants.”

Mr. Limp has also entered into a Severance Agreement with the Company which provides that, in the event Mr. Limp is terminated by the Company for a reason other than cause, death or disability or he voluntarily terminates employment with the Company for good reason (as defined in the agreement) and he signs a release and complies with all terms of the agreement, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement (described below), equal to: (i) a lump sum payment equal to 100% of Mr. Limp’s annual base salary; (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination; (iii) lapsing of 50% of the Company’s repurchase right on the date of termination as to any shares of restricted stock that Mr. Limp holds; (iv) payment of COBRA benefits premiums for a period of time equal to one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Limp.

Lamar Potts is the Company’s Vice President of Worldwide Licensing and Sales.

Under the terms of his employment arrangement, Mr. Potts’ annual base compensation is $225,000 and he is eligible for a discretionary bonus of up to 20% of his base salary and a special sales-based incentive bonus of up to 33% of his base salary. In August 2002, Mr. Potts also received a $25,000 sign-on bonus. In addition, Mr. Potts was promised a stock option grant to purchase up to 22,000 shares of the Company’s Common Stock with an exercise price per share equal to the fair market value on the grant date. Mr. Potts waived his right to the stock option grant and received replacement grants. See the sections titled, “—Waiver Grants” and “—Executive Restricted Stock Bonus Grants.” Mr. Potts also received a stock option grant to purchase up to 1,250 shares of Palm common stock with an exercise price per share equal to $32.00. This option expired without being exercised in January 2004.

Mr. Potts also entered into an Amended and Restated Severance Agreement with the Company which provides that, in the event Mr. Potts is terminated by the Company for a reason other than cause (as defined in the agreement), death or disability or he voluntarily terminates employment with the Company for good reason (as defined in the agreement) and he signs a release and complies with all terms of the agreement, he is entitled to a severance payment, unless payments are due under his Management Retention Agreement (described below), equal to: (i) a lump sum payment equal to Mr. Potts’ annual base salary; (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one year period commencing on the date of termination; (iii) lapsing of 50% of the Company’s repurchase right on the date of termination as to shares of restricted stock Mr. Potts holds; (iv) payment of COBRA benefits premiums for one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Mr. Potts.

Gabriele R. Schindler is the Company’s Senior Vice President of Worldwide Marketing.

Under the terms of her employment arrangement, Ms. Schindler’s annual base compensation is $275,000 and she is eligible for a bonus pursuant to the Company’s discretionary bonus plan. Ms. Schindler also received a $100,000 sign-on/retention bonus, $50,000 of which was paid within 30 days of her employment commencement date and the remainder of which was paid on June 30, 2002. Ms. Schindler also received a stock option grant to purchase up to 120,000 shares of the Company’s Common Stock with an exercise price per share equal to $40.00. Ms. Schindler returned this option to the Company as part of the Company’s stock option exchange program and received replacement grants. See the section titled, “—Option Exchange Program.” Ms. Schindler also received a restricted stock bonus grant of 13,750 shares on August 4, 2003. See the section titled, “—Executive Restricted Stock Bonus Grants.” Ms. Schindler also received a stock option grant to purchase up to 3,750 shares of Palm common stock with an exercise price per share equal to $71.20. This option expired without being exercised in January 2004.

Ms. Schindler executed an Amended and Restated Severance Agreement with the Company which provides that, in the event Ms. Schindler is terminated by the Company for a reason other than cause, death or disability or she voluntarily terminates employment with the Company for good reason and she signs a release of claims and complies with all terms of the agreement, she is entitled to a severance payment, unless payments are due under her Management Retention Agreement (described below), equal to: (i) a lump sum payment equal to Ms. Schindler’s annual base salary; (ii) vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination; (iii) lapsing of 50% of the Company’s repurchase right on the date of termination as to any shares of restricted stock that Ms. Schindler holds; (iv) payment of COBRA benefits premiums for one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Ms. Schindler.

Doreen S. Yochum is the Company’s Chief Administrative Officer and Secretary.

Under the terms of her employment arrangement, Ms. Yochum’s annual base compensation is $310,000 and she is eligible for a bonus pursuant to the Company’s discretionary bonus plan. Ms. Yochum was also entitled to payments of up to $170,000 for relocation services and benefits and $200,000 to assist in the purchase of a home, a pro-rata amount of which must be repaid in the event she terminates her employment within a specified period of time. Ms. Yochum also received a stock option grant to purchase up to 120,000 shares of the Company’s Common Stock with an exercise price per share equal to $40.00. Ms. Yochum returned this option to the Company as part of the Company’s stock option exchange program and received replacement grants. See the section titled, “—Option Exchange Program.” Ms. Yochum also received a restricted stock bonus grant of 15,500 shares on August 4, 2003. See the section titled, “—Executive Restricted Stock Bonus Grants.” In addition, Ms. Yochum received a stock option grant to purchase up to 2,500 shares of Palm common stock with an exercise price per share equal to $78.00. This option expired without being exercised in January 2004.

Ms. Yochum also entered into an Amended and Restated Severance Agreement with the Company which provides that, in the event Ms. Yochum is terminated by the Company for a reason other than cause (as defined in the agreement), death or disability or she voluntarily terminates employment with the Company for good reason (as defined in the agreement) and signs a release and complies with all provisions of the agreement, she is entitled to a severance payment, unless payments are due under her Management Retention Agreement (described below), equal to: (i) 100% of her annual base salary; (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination; (iii) lapsing of 50% of the Company’s repurchase right on the date of termination as to shares of restricted stock Ms. Yochum holds; (iv) payment of COBRA benefits premiums for one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to Ms. Yochum.

In addition, each of Messrs. Nagel, Limp, and Potts and each of Mss. Schindler and Yochum has executed a Management Retention Agreement, either with the Company or with Palm that the Company assumed at the time of the separation, which provides that, in the event that a change of control occurs and within 12 months following the change of control, he or she is terminated involuntarily by the Company other than for cause or voluntarily he or she terminates employment with the Company for good reason and signs a mutual release with the Company, then he or she is entitled to receive from the Company: (i) 100% of their annual compensation; (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which such person and his or her dependents become covered under another employer’s comparable plans; (iii) 100% of the higher of such person’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days worked in the year, whichever target bonus is higher; and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by such person. In addition, the Management Retention Agreement provides that if the severance and other benefits provided for by the Management Retention Agreement, or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such person will receive: (i) a payment sufficient to pay such excise tax; and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by the Company to such person. In the case of Mr. Nagel, he will not be entitled to any benefits under his Management Retention Agreement if he is also entitled to benefits under his Severance Agreement.

Compensation Committee Interlocks And Insider Participation

During the last fiscal year, the Company’s Compensation Committee was composed of three non-employee directors, Messrs. Edelstein and Gassée and Dr. Shoven, none of whom is a current or former officer or employee of the Company or any of its subsidiaries, and no executive officer of the Company served on the compensation committee (or equivalent) or the board of directors of any other entity which had one or more executive officers serving on the Company’s Compensation Committee or Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION2

Introduction

The Compensation Committee has overall responsibility for approving and evaluating the Company’s executive officer compensation plans, policies and programs, including compensation of the Company’s Chief Executive Officer. The Committee consists of three directors who are not employees of the Company.

Philosophy

The Committee has reviewed and approved compensation policies, plans and programs that seek to (i) ensure and sustain the Company’s competitive position, (ii) link compensation to individual performance, (iii) enhance stockholder value by aligning the financial interests of the executive officers with those of the Company’s stockholders and (iv) provide a competitive core level of benefits and enhancements on a cost-sharing basis. The Committee uses independent surveys of comparable industries and segments to help determine whether the Company’s compensation policies, plans and programs are competitive within the market. The policies, plans and programs are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of the Company. All policies, plans and programs are reviewed at least annually to ensure they meet the current strategies and needs of the business.

Compensation Plans

The Company’s executive compensation is based on three components—base salary, annual cash incentives and long-term equity incentives. Each of these is intended to support the overall compensation philosophy.

Base Salary

The Committee reviews the base salaries for the executive officers, including the Chief Executive Officer, based on their respective job responsibilities and scope, level of expertise and experience required, overall business performance and individual contribution. The Committee also considers competitive compensation of similarly positioned executives in comparable companies, based on independent survey information. Salaries for executive officers are reviewed by the Committee on an annual basis and may be changed based on the individual’s performance, or a change in competitive pay levels in the marketplace.

Annual Incentives

Annual cash incentive compensation is a key tool that the Company uses to attract, retain, motivate and reward executive officers. Incentive compensation is variable and tied to corporate performance. During the last fiscal year, all employees of the Company (except sales professionals, who were compensated based on individual sales compensation plans) were eligible to participate in the Fiscal Year 2004 Bonus Plan. This Plan provided cash awards for meeting annual revenue and operating income goals. In the last fiscal year, because the Company’s financial performance did not reach the revenue or operating income targets, no bonus was paid to employees, including executive officers.

[2]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Incentives

Long-term equity incentives are provided through restricted stock grants and grants of stock options to executive officers and other key employees pursuant to the Company’s 2003 Equity Incentive Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value and have value only if the Company’s stock price increases. The Committee believes this element of the total compensation program directly links the executive’s interests with those of the stockholders and the long-term performance of the Company.

The Company often grants options and/or restricted stock to employees, including executive officers, when they first join the Company. These initial awards are based on a number of criteria, including their respective job responsibilities and scope, the level of expertise and experience required for their position, and “hiring bonus” equity incentives offered to similarly situated executives at similar companies. The Committee reviews and recommends for approval, by the full Board of Directors, equity grants to employees who join at a Vice President or executive level.

In addition, options and restricted stock may be granted from time to time based on the Company and individual performance, as well as market data for similar companies. Based upon the recommendation of the Committee, the Board of Directors establishes the number and terms of options granted under the equity plans to the Chief Executive Officer as well as all executive officers. The table on page 12 reflects the ownership position of the directors and executive officers as of August 31, 2004. Options and restricted stock granted to executive officers typically vest over a two to four year period, and options may be exercised over a ten year period from the date of grant.

The Committee recommended to the Board (and the Board approved at its July 29, 2004 meeting) additional grants of restricted stock to several of the Company’s executive officers in an effort to achieve consistency among restricted stock grants to executives (taking into account varying dates of initial restricted stock grants and changes in the Company’s stock price).

Stock Option Exchange Program

In connection with the separation of the Company from Palm in October 2003, the Company offered certain executives the opportunity to exchange outstanding stock options or waive promised option grants for new grants of restricted stock and stock options, as a means of encouraging executives to remain with the Company following the separation. The options were granted at fair market value on the date of grant, and the options and restricted stock vest over a two to four year period. For more details, see section titled “—Option Exchange Program.” The Committee believes that Option Exchange Program was consistent with the Company’s goal of using long-term incentives as a means of retaining and motivating executive officers, and improving long-term stockholder value.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code (the “Code”) limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee has considered the potential impact of Section 162(m), and the Company’s executive compensation program is designed to ensure that compensation of its executives is deductible under Section 162(m) to the extent it falls within the limitations of the Section or qualifies as “performance-based compensation.” However, the Committee may from time to time approve compensation that is not so deductible.

Compensation of Chief Executive Officer

Mr. Nagel has served as Chief Executive Officer of the Company since December 2001. His performance was reviewed by the Committee and discussed with the Board in executive session. The Committee made recommendations to the Board concerning his annual base salary, annual cash incentive bonus, and long-term equity incentive compensation, and the Board approved the recommendations.

Mr. Nagel’s annual base salary for the last fiscal year was $620,000. The Board did not increase Mr. Nagel’s base salary in 2004 from the prior year. This reflected the Committee’s belief that Mr. Nagel’s base salary is at a competitive level for similar technology companies. The payment of a bonus to Mr. Nagel is primarily driven by the Company’s financial performance, as defined by its revenue and operating income performance, and secondarily driven by a set of individual performance objectives. The Board did not pay Mr. Nagel a bonus for fiscal year 2004. Both Mr. Nagel and the Committee recommended against payment of a bonus to Mr. Nagel because the Company’s financial targets were not met. The Board approved this recommendation.

Mr. Nagel participated in the Option Exchange Program during fiscal year 2004. Under this program, Mr. Nagel surrendered for cancellation options to purchase 780,000 shares of the Company’s Common Stock in exchange for grants of 536,890 shares of restricted stock and options to purchase 523,563 shares of Common Stock.

The Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis for the Company to attract and retain qualified executives. The Committee will continue to monitor the relationship among executive compensation, the Company’s performance and stockholder value as a basis for determining the Company’s ongoing compensation policies and practices.

Compensation Committee

Jean-Louis Gassée, Chairperson
P. Howard Edelstein
John B. Shoven, Ph.D.

PERFORMANCE MEASUREMENT COMPARISON3

The following graph shows a total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) in cash on October 29, 2003 (the date on which the Company’s Common Stock began trading on the Nasdaq National Market) for: (i) the Company’s Common Stock; (ii) the Nasdaq National Market Index; and (iii) the RDG Technology Composite Index. The RDG Technology Composite Index, is composed of approximately 500 technology companies in the semiconductor, electronics, medical and related technology industries. The Company’s stock price performance shown in the graph below is not indicative of future stock performance.

COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*

AMONG PALMSOURCE, INC., THE NASDAQ NATIONAL MARKET INDEX,

AND THE RDG TECHNOLOGY COMPOSITE INDEX

*	$100 invested on 10/28/03 in stock or on 9/30/03 in index, including reinvestment of dividends. Fiscal year ending May 28, 2004.

[3]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PalmSource, Inc., 1240 Crossman Avenue, California 94089 or contact the Company’s Investor Relations department at (408) 400-1909. The Company will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ DOREEN S. YOCHUM
Doreen S. Yochum
Secretary

Sunnyvale, California

September 23, 2004

The Company’s annual report on Form 10-K for the fiscal year ended May 28, 2004, as filed with the SEC, is available at no charge to stockholders upon written request to the Company at Investor Relations, PalmSource, Inc., 1240 Crossman Avenue, California 94089. Copies may also be obtained without charge through the Company’s website at http://www.palmsource.com, as well as the SEC’s website at http://www.sec.gov.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

PALMSOURCE, INC.

PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PalmSource, Inc. (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes and the audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission (the “SEC”);

•	Provide the Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide the Board with such additional information and materials as necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

COMMITTEE MEMBERSHIP AND ORGANIZATION

The Committee members will be appointed by, and will serve at the discretion of, the Board. The Committee shall be comprised of at least three members of the Board. Members of the Committee must meet the following criteria (as well as any criteria required by the SEC):

•	Each member will be independent as determined in accordance with applicable law, including the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules and regulations of the SEC promulgated thereunder, and the rules of the Nasdaq Stock Market, Inc., except that one director may be non-independent under the “limited and exceptional circumstances” exception to the Nasdaq Stock Market, Inc. listing standards so long as such director satisfies the criteria set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended;

•	Each member will be able to read and understand fundamental financial statements (including a company’s balance sheet, income statement and cash flow statement) in accordance with the Nasdaq Stock Market, Inc. Audit Committee requirements;

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities; and

•	At least one member shall be determined by the members of the Committee to be a “financial expert” (as such term is defined by SEC and the Nasdaq Stock Market, Inc. rules).

COMMITTEE RESPONSIBILITIES AND AUTHORITY

The responsibilities of the Committee shall include the following:

•	Review the Company’s internal audit plan, the results of each internal audit, and review the appointment and replacement of the Director, Internal Auditing and SOX 404 Compliance;

•	Review, on a continual basis, the adequacy of the Company’s system of internal controls, including periodically meeting with the Company’s management and the independent auditors to review the adequacy of such controls and, prior to release, review both the disclosure of such system of internal controls in the Company’s periodic filings, which disclosure is required by SEC rules, and the attestations or reports by the independent auditors relating to such disclosure; among other things, these controls must be designed to provide reasonable assurance that the Company’s publicly reported financial statements are presented fairly in conformity with generally accepted accounting principles (“GAAP”);

•	Appoint, compensate, retain, oversee, determine the funding for, evaluate and, where appropriate, replace the independent auditors (including attempting to resolve disagreements between management and the independent auditors) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services and to comply with Section 301 of the Act and the rules and regulations promulgated by the SEC thereunder; such independent auditors shall report directly to the Committee;

•	Pre-approve audit and permissible non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and, as may be permissible, all non-audit engagements with the independent auditors;

•	Review and provide guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining, on a periodic basis, a statement from the independent auditors regarding relationships and services with the Company that may impact independence, consistent with Independence Standards Board Standard No. 1, as it may be modified or supplemented, presenting this statement to the Board, and, to the extent that there are such relationships, monitoring and investigating them; (iii) reviewing with the independent auditors the results its peer review conducted every three years; (iv) discussing with the Company’s independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as it may be modified or supplemented; and (v) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Review any reports submitted by the independent auditors, including the report relating to (i) all critical accounting policies and practices used, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences;

•	Review and discuss with management and the independent auditors the annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing with the SEC the Company’s Annual Report on Form 10-K in which they are included;

•	Review and discuss with management and the independent auditors the quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing with the SEC the Company’s Quarterly Reports on Form 10-Q in which they are included;

•	Direct the Company’s independent auditors to review, prior to filing with the SEC, the Company’s interim financial statements included in Quarterly and Annual Reports on Form 10-Q and Form 10-K, using professional standards and procedures for conducting such reviews;

•	Conduct a post-audit review of the financial statements and audit findings, including any qualifications of the auditors’ opinion, any related management letter, any significant suggestions for improvements provided to management by the independent auditors and management’s responses to recommendations made by the independent auditors in connection with the audit;

•	Review, prior to release, the unaudited quarterly operating results in the Company’s quarterly earnings release, paying particular attention to the use of “pro forma” or “adjusted” non-GAAP financial information;

•	Oversee compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Review, approve and monitor the Company’s Code of Conduct and Business Ethics;

•	Review management’s oversight of the Company’s policies and procedures regarding compliance with law (including the Foreign Corrupt Practices Act) and with significant corporate policies (including the Company’s standards and codes of conduct) and make recommendations to the Board concerning these matters;

•	Review, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Oversee and review the Company’s policies regarding information technology and management information systems;

•	If necessary, institute special investigations with full access to all books, records, facilities and personnel of the Company;

•	Review and approve, in advance, any proposed related party transactions for which Committee approval is required by applicable law or the rules of the Nasdaq Stock Market, Inc.;

•	Annually review and re-examine this Charter and recommend any proposed changes to the Board for approval;

•	Annually review and evaluate its own performance;

•	Provide a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A of the Securities Exchange Act of 1934, as amended; and

•	Establish procedures both for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS

The Committee will meet at least four times each year and may call additional meetings as it may deem necessary to fulfill its responsibilities.

The Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company, at such times as are appropriate, to review the financial affairs of the Company. The Committee also will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Committee under this charter.

OUTSIDE ADVISORS

The Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. The Company shall provide for the appropriate funding, as determined by the Committee, in its capacity as a committee of the Board, for payment of: (i) compensation to any such counsel and other advisors engaged by the Committee; (ii) compensation to the independent auditors employed by the Company for the purpose of rendering or issuing an audit report or performing other audit, review or attest services; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

MINUTES

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Committee will summarize its examinations and recommendations to the Board, as may be appropriate, consistent with the Committee’s charter.

COMPENSATION

Members of the Committee shall receive such fees, if any, for their service as Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board. Members of the Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY

The Committee may delegate to one or more designated members of the Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Committee at a scheduled meeting.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

PALMSOURCE, INC.

Annual Meeting of Stockholders

October 28, 2004

10:00 a.m. (P.S.T.)

This Proxy is Solicited on Behalf of the Board of Directors of PalmSource, Inc.

The undersigned stockholder of PalmSource, Inc., a Delaware corporation (the “Company”), revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held October 28, 2004, and the Proxy Statement, and appoints David Nagel and Doreen Yochum, the Proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned in entitled to vote, either on his or her own behalf on or behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1240 Crossman Avenue, Sunnyvale, California 94089 on Thursday, October 28, 2004 at 10:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PALMSOURCE, INC.

c/o EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NH 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/psrc	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8884

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

							For	Against	Abstain
1.	A proposal to elect two Class 1 directors to serve a three-year term expiring in 2007.				2.	A proposal to ratify the appointment of Pricewaterhouse Coopers LLP as PalmSource’s independent public auditors for the fiscal year ending May 27, 2005.	☐	☐	☐
	Nominees:	(01) Betsy Rafael and (02) Jean-Louis Gassée
	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES		MARK HERE FOR ADDRESS CHANGE AND VOTE AT LEFT		☐

						MARK HERE IF YOU PLAN TO ATTEND THE MEETING		☐

	☐ For all nominee(s) except as noted above					PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature:	Date:	Signature:	Date: